Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 3, 2005, except for paragraphs 3 through 6 of Note 10 as to which the date is April 21, 2005 and paragraph 5 of Note 1 as to which the date is January 3, 2006, in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-128059) and related Prospectus of SGX Pharmaceuticals, Inc. for the registration of its common stock expected to be filed on or about January 23, 2006.
/s/ Ernst & Young LLP
San Diego, California
January 20, 2006